Exhibit 99.1

BEAM GLOBAL ANNOUNCES RECORD FOURTH QUARTER EV ARC™ DELIVERIES IN 2020

SAN DIEGO, CA, January 26, 2021—Beam Global, (Nasdaq: BEEM, BEEMW), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, announced deliveries of 33 EV ARC™ systems in the fourth quarter of 2020. The Company delivered more EV ARC™ systems in the 4th quarter of 2020 than in any previous 4th quarter and more than in any of the preceding three quarters during the year. Deployments of the flagship EV ARC™ sustainable EV charging system were made to enterprise, municipal government, Federal government and utility customers, for public, workplace and fleet vehicle charging. The majority of the deliveries were to enterprise and government customers in California, including purchases made under our recently extended California DGS contract number 1-18-61-16.

“2020 was a challenging year for everyone but we were able to close it with our strongest 4th quarter yet,” said Beam Global CEO Desmond Wheatley. “I am very encouraged by the way I see 2021 developing with EV charging infrastructure government spending commitments exceeding anything we have seen in the past. I believe that local budget shortfalls which might have otherwise negatively impacted our revenue opportunities will be more than offset by Federal spending and an increased emphasis on rapidly deployed EV charging infrastructure at State and enterprise levels. We also expect to see a significant increase in consumer demand for the new EVs such as pickup trucks and SUVs that will be released this year. All those new EVs will need a place to charge and our products charge them all.”

California Governor Gavin Newsom has pledged to spend $1.5 billion in boosting the purchase of zero emission vehicles and building new charging stations across California. Newsom’s proposal also dedicates $300 million to the “greening” of state infrastructure starting with a pledge of a $50 million one-time General Fund to support the installation of zero-emission vehicle charging stations at state-owned facilities. In September 2020, Governor Newsom pledged to fast-track California’s environmental goals in response to the climate crisis. He issued an executive order that would require all new cars and passenger trucks sold in the state to be zero emission by 2035. The contract Beam has with the State of California supports these goals, along with the goals of other states

President Joe Biden has announced a plan that represents the most ambitious clean energy vision by any U.S. president in history with billions planned for EV charging infrastructure and $4 trillion sought for green jobs and infrastructure spending. On Monday, President Biden signed the “Buy American” executive order which directs government agencies to strengthen requirements about purchasing products from American companies. Beam Global’s products are made in America.

About Beam Global

Beam Global is a CleanTech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

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